SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNIGENE LABORATORIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Unigene Laboratories, Inc.

110 Little Falls Road

Fairfield, New Jersey 07004

(973) 882-0860

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 16, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Unigene Laboratories, Inc., a Delaware corporation (the “Company”), will be held at The Days Inn of Parsippany, 3159 U.S. Highway 46 East, Parsippany, New Jersey 07054 on June 16, 2005, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

1. To elect directors of the Company;

2. To ratify the appointment of Grant Thornton LLP as independent auditors of the Company; and

3. To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on April 28, 2005, as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting.

A copy of the Company’s Annual Report for the year ended December 31, 2004 is sent to you along with the Proxy Statement.

To assure your representation at the meeting, please sign, date and return your proxy before June 16, 2005 in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

RONALD S. LEVY

Secretary

April 29, 2005

Unigene Laboratories, Inc.

110 Little Falls Road

Fairfield, New Jersey 07004

(973) 882-0860

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Unigene Laboratories, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders of the Company to be held at The Days Inn of Parsippany, 3159 U.S. Highway 46 East, Parsippany, New Jersey 07054 on June 16, 2005, at 11:00 A.M., Eastern Daylight Time.

You are requested to complete, date and sign the accompanying form of proxy and return it to the Company in the enclosed envelope. The proxy may be revoked at any time before it is exercised by written notice to the Company bearing a later date than the date on the proxy, provided such notice is received by the Company prior to the start of the meeting. Any stockholder attending the meeting may vote in person whether or not he or she has previously submitted a proxy. Where instructions are indicated, a duly executed proxy will be voted in accordance with such instructions. Where no instructions are indicated, a duly executed proxy will be voted for each of the director nominees named herein and in favor of each of the proposals set forth in the attached Notice of Annual Meeting of Stockholders.

The Board of Directors has fixed the close of business on April 28, 2005, as the record date (the “Record Date”) for the determination of stockholders who are entitled to notice of and to vote at the meeting. As of the Record Date, the outstanding shares of the Company entitled to vote were 81,973,166 shares of common stock, par value $.01 per share (“Common Stock”), the holders of which are entitled to one vote per share.

The holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the conduct of business at the Annual Meeting. Directors will be elected by a plurality of the votes cast. For adoption of matters that require the affirmative vote of a majority of the shares of Common Stock present and entitled to vote, abstentions are considered as shares present and entitled to vote and, therefore, have the effect of a “no” vote, whereas broker non-votes will be treated as shares that are not present and entitled to vote and are not counted in determining whether the affirmative vote required for the approval of Proposals 1 and 2 has been cast.

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being mailed to the stockholders on or about May 13, 2005. A copy of the Company’s Annual Report for the year ended December 31, 2004 is also enclosed.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of April 7, 2005, concerning the persons who are known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
Fusion Capital Fund II, LLC 222 Merchandise Mart Plaza Suite 9-112 Chicago, IL 60654	7,434,713	(1)	8.9%

(1)	Consists of 6,123,142 shares of Common Stock and warrants to purchase 1,311,571 shares of Common Stock, which are exercisable immediately.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of April 7, 2005, concerning the beneficial ownership of Common Stock by each director and nominee for director of the Company, each executive officer of the Company listed in the Summary Compensation Table, and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Warren P. Levy	2,080,545	(2)(3)	2.5%
Ronald S. Levy	2,095,545	(2)(4)	2.6%
Jay Levy	943,095	(5)	1.1%
James P. Gilligan	589,660	(6)	*
Nozer M. Mehta	303,333	(7)	*
Paul P. Shields	292,750	(8)	*
Allen Bloom	241,000	(9)	*
J. Thomas August	183,552	(10)	*
Robert F. Hendrickson	50,000		*
Marvin L. Miller	0		—
Officers and Directors as a Group (11 persons)	6,706,813	(2)(11)	8.0%

*	Less than one percent.
(1)	Unless otherwise noted, each person or group member has reported sole voting and sole dispositive power with respect to securities shown as beneficially owned by him.
(2)	Includes 200,000 shares of Common Stock held in a family trust over which Warren P. Levy and Ronald S. Levy in their capacity as trustees share voting and dispositive power.
(3)	Includes 100,000 shares of Common Stock that Warren P. Levy has the right to acquire upon the exercise of stock options that are exercisable either immediately or within 60 days.
(4)	Includes 100,000 shares of Common Stock that Ronald S. Levy has the right to acquire upon the exercise of stock options that are exercisable either immediately or within 60 days.

(5)	Includes 420,000 shares of Common Stock that Jay Levy has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(6)	Includes 570,000 shares of Common Stock that James P. Gilligan has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(7)	Consists of 303,333 shares of Common Stock that Nozer M. Mehta has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(8)	Consists of 292,750 shares of Common Stock that Paul P. Shields has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(9)	Includes 240,000 shares of Common Stock that Allen Bloom has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(10)	Includes 171,000 shares of Common Stock that J. Thomas August has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(11)	Includes an aggregate of 2,309,416 shares of Common Stock that such persons have the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

PROPOSAL 1

ELECTION OF DIRECTORS

All seven directors of the Company are to be elected at the Annual Meeting. The directors will be elected to serve until the Annual Meeting of Stockholders to be held in 2006, and until their respective successors shall have been elected and qualified.

All of the nominees are currently directors of the Company and all, except for Robert F. Hendrickson and Marvin L. Miller, were elected as directors at the Company’s Annual Meeting of Stockholders in 2004. Mr. Hendrickson was appointed by the Board of Directors in July 2004 to complete the term of Thomas Picone, who resigned from the Board in July 2004. Mr. Miller was appointed by the Board of Directors in February 2005. The Board of Directors has no reason to believe that any of the nominees are or will become unavailable for election as a director. However, should any of them become unwilling or unable to serve as a director, the individuals named in the enclosed proxy will vote for the election of a substitute nominee selected by the Board of Directors or, if no such person is nominated, the Board of Directors will reduce the number of directors to be elected.

The Board of Directors believes that candidates for director should have certain minimum qualifications, including being over the age of 21, being able to read and understand basic financial statements, having relevant business experience and having high moral character. However, the Board retains the right to modify these minimum qualifications from time to time. The process for identifying and evaluating nominees is as follows. In the case of incumbent directors whose terms of office are set to expire, we review such directors’ overall service to the Company, including the number of meetings attended, level of participation and quality of performance. In the case of new candidates, the Board uses its network of contacts to create a list of potential candidates, meets to discuss such candidates, interviews candidates, considers his or her qualifications and chooses a candidate by majority vote. The Board will consider recommendations by stockholders. Such recommendations should be submitted to the Board of Directors and should contain a detailed justification for the submission as well as a complete resume for the recommended director. At this time, the Board does not feel it is necessary to have a formal policy regarding director recommendations by stockholders; however, the Board reserves the right to institute such a policy if it determines such a policy to be in the best interests of the Company. The Board does not intend to alter the method of evaluation based on whether the candidate is recommended by a stockholder.

Directors will be elected by a plurality of the votes cast. The Board of Directors recommends a vote FOR the election of the nominees as Director.

INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Name	Age	Year Joined Unigene	Position
Warren P. Levy (1)	53	1980	President, CEO and Director
Ronald S. Levy (1)	56	1980	Executive Vice President and Director
Jay Levy (1)	81	1980	Treasurer, Chairman of the Board and Director
James P. Gilligan	52	1981	Vice President of Product Development
Nozer M. Mehta	57	1982	Vice President, Biological R & D
Paul P. Shields	44	1989	Vice President, Mfg. Operations
William J. Steinhauer	50	1987	Vice President of Finance
Allen Bloom	61	1998	Director
J. Thomas August	77	1990	Director of Research and Director
Robert F. Hendrickson	72	2004	Director
Marvin L. Miller	68	2005	Director

(1)	Warren P. Levy and Ronald S. Levy are brothers and are the sons of Jay Levy.

Dr. Warren P. Levy, a founder of the Company, has served as President, Chief Executive Officer and Director of the Company since its formation in November 1980. Dr. Levy holds a Ph.D. in biochemistry and molecular biology from Northwestern University and a bachelor’s degree in chemistry from the Massachusetts Institute of Technology.

Dr. Ronald S. Levy, a founder of the Company, has served as Director of the Company since its formation in November 1980, as Executive Vice President since April 1999 and as Secretary since May 1986. From November 1980 through March 1999, he served as Vice President of the Company. Dr. Levy holds a Ph.D. in bioinorganic chemistry from Pennsylvania State University and a bachelor’s degree in chemistry from Rutgers University.

Mr. Jay Levy, a founder of the Company, has served as Chairman of the Board of Directors and Treasurer of the Company since its formation in November 1980. Mr. Levy was Chief Financial Officer of the Company from 1980 through February 2005. He holds a B.B.A. degree from City College of New York and has more than 25 years of progressively responsible experience leading to senior accounting and financial management positions with several internationally known manufacturing corporations. For 17 years he was the principal financial advisor for the late Nathan Cummings, a noted industrialist and philanthropist. From 1985 through 1991 he served in similar capacity to the estate of Nathan Cummings and to the Nathan Cummings Foundation, a large charitable foundation. Mr. Levy is a part-time employee and devotes approximately 15% of his time to the Company.

Dr. Allen Bloom, a patent attorney, retired on December 31, 2003 from Dechert LLP, a law firm, and is now of counsel. He was a partner at Dechert from 1994 through December 31, 2003, where he was Co-Chair of the Intellectual Property Group and headed a patent practice group which focused on biotechnology, pharmaceuticals and medical devices. For the nine years prior thereto, he was Vice President, General Counsel and Secretary of The Liposome Company, Inc., a biotechnology company. His responsibilities there included patent, regulatory and licensing activities. Dr. Bloom serves on the Board of Directors of Cytogen Corporation. Dr. Bloom holds a Ph.D. in Organic Chemistry from Iowa State University, a J.D. degree from New York Law School and a B.S. in Chemistry from Brooklyn College.

Dr. J. Thomas August is a Distinguished Service Professor of the Departments of Oncology, Pharmacology and Molecular Sciences at the Johns Hopkins University School of Medicine, where he has been employed since 1976. He is also Director, Johns Hopkins Singapore Biomedical Centre. Dr. August has served as Unigene’s Director of Research since 1990. He serves on the Board of Directors of Bioqual, Inc. and is also a consultant for various biotechnology and medical companies. Dr. August received his medical degree from Stanford University School of Medicine.

Dr. James P. Gilligan has been employed by Unigene since 1981 and has served as Vice President of Product Development since April 1999. From February 1995 to March 1999, he served as Director of Product Development. Dr. Gilligan holds a Ph.D. in pharmacology from the University of Connecticut and a Masters of International Business from Seton Hall University.

Mr. Robert F. Hendrickson was Senior Vice President, Manufacturing and Technology, for Merck & Co., Inc., an international pharmaceutical company, from 1985 to 1990. Since 1990, Mr. Hendrickson has been a management consultant with a number of biotechnology and pharmaceutical companies among his clients. He previously served as a director of Unigene from 1997 through 2001 and is currently a director of Cytogen Corporation. Mr. Hendrickson received an A.B. degree from Harvard College and a Master in Business Administration degree from the Harvard Graduate School of Business Administration.

Mr. Marvin L. Miller has been the Executive Chairman of Onconova Therapeutics, Inc., a biotechnology company, since 2002. From 1994 through 2002, he served as President of Nextran Inc., a biotechnology company. Mr. Miller is currently a director of GTC Biotherapeutics, Inc. and Tepnel Life Sciences PLC. Mr. Miller received a BS degree in Pharmacy from the Philadelphia College of Pharmacy & Science and an MBA degree from the University of Wisconsin.

Dr. Nozer M. Mehta has served as our Vice President, Biological Research and Development since March 1, 2005. Dr. Mehta served as Director of Biological Research and Development from May 2003 through February 2005, as Director of Molecular and Cell Biology from 1999 through May 2002 and in various other capacities from 1982 through 1999. Dr. Mehta obtained a Doctorat d’Universite degree (equivalent to a Ph.D.) from the Universite Louis Pasteur in Strasbourg, France in 1976. Prior to joining Unigene, Dr. Mehta worked at the Cancer Research Institute in Bombay, India, and at the University of Nebraska at Lincoln.

Dr. Paul P. Shields has served as our Vice President, Manufacturing Operations since March 1, 2005. Dr. Shields served as Director of Plant Operations from 2001 through February 2005, as Plant Manager from 1995 through 2001, and in various other capacities from 1989 through 1995. Dr. Shields holds a Ph.D. in Biochemistry from the University of Pennsylvania and a B.S. in Chemical Engineering from the University of Michigan.

Mr. William J. Steinhauer, CPA, has served as our Vice President of Finance since March 1, 2005. Mr. Steinhauer served as Unigene’s Director of Finance from October 2003 through February 2005 and as Controller from July 1987 through September 2003. Prior thereto, Mr. Steinhauer served as Chief Financial Officer, Treasurer and Secretary of Refac Technology Development Corporation, a company involved in patent licensing and technology transfer. Mr. Steinhauer holds a Bachelor of Science degree in Accounting from Brooklyn College.

BOARD OF DIRECTORS AND COMMITTEES

During 2004, there were five meetings of the Board of Directors. Except for unusual circumstances, all directors are expected to attend the Company’s Annual Meeting. All incumbent directors attended the Company’s 2004 Annual Meeting except for Messrs. Hendrickson and Miller, who were not directors at the time.

Stockholders may contact the Board of Directors by writing to Jay Levy, Chairman of the Board, Unigene Laboratories, Inc., 110 Little Falls Road, Fairfield, NJ 07004.

Several important functions of the Board of Directors may be performed by committees that are comprised of members of the Board of Directors. The Company’s By-laws authorize the formation of these committees and grant the Board of Directors the authority to prescribe the functions of each committee and the standards for membership of each committee. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Stock Option Committee for the directors’ stock option plan. The Board of Directors does not have a standing nominating committee and, therefore, no nominating committee charter. The Board of Directors believes that all members of the Board should participate in the consideration and nomination of new Board members.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The responsibilities of the Audit Committee are to (i) annually select a firm of independent public accountants to act as auditors of the Company; (ii) review the scope of the annual audit with the auditors in advance of the audit, (iii) review the results of the audit and the adequacy of the Company’s accounting, financial and operating controls; (iv) review the Company’s accounting and reporting principles, policies and practices; and (v) approve fees paid to the auditors for audit and non-audit services. The current members of the Audit Committee are Allen Bloom (Chairman), Robert F. Hendrickson and Marvin L. Miller. The Audit Committee held eleven meetings during 2004.

The responsibilities of the Compensation Committee are to (i) review and recommend to the Board for approval, compensation (including salaries and bonuses) of the Company’s officers; (ii) review and approve general benefits and compensation strategies; and (iii) approve the Compensation Committee report included in the Company’s proxy statement. The current members of the Compensation Committee are Robert F. Hendrickson (Chairman), Allen Bloom and Marvin L. Miller. The Compensation Committee held two meetings during 2004.

In addition, subject to the limitations set forth in the plans, the Compensation Committee oversees the employee stock option plans and (i) selects the employees to be granted options; (ii) fixes the number of shares to be covered by the options granted; and (iii) determines the exercise price and other terms and conditions of each option.

Subject to the limitations set forth in the plan, the Stock Option Committee for the directors stock option plan interprets the plan and makes all determinations necessary for the plan’s administration. The current members of the Committee are Jay Levy, Warren P. Levy and Ronald S. Levy. There were no meetings held by this committee during 2004.

Directors who are not employees receive an annual retainer of $8,000 as well as a fee of $1,500 for each Board of Directors meeting attended. Allen Bloom, J. Thomas August and Robert F. Hendrickson are the current directors who received such fees in 2004. Board members earn additional compensation for service on the Audit and Compensation Committees as follows: $500 per committee conference call, $1000 per meeting of the committee if such meeting is convened solely to transact committee business, or $500 per meeting if such meeting is convened on a date or in conjunction with other activities of the Company or its Board of Directors or other committees for purposes in addition to committee business.

The Chairmen of the Audit and Compensation Committees receive 115% of the aforementioned fees.

At the 1999 Annual Meeting, the stockholders approved a new Directors Stock Option Plan (the “1999 Plan”) to replace the 1994 Outside Directors Stock Option Plan (the “1994 Plan”). Under the 1999 Plan, each person elected to the Board of Directors who is not an employee receives, on the date of his initial election, an option to purchase 21,000 shares of Common Stock (an “Initial Option”). On May 1st of each year, each non-employee director receives an option to purchase 10,000 shares of Common Stock if he has served as a non-employee director for at least six months prior to the May 1st grant date (an “Additional Option”). Each option granted under the 1999 Plan has a ten-year term and an exercise price equal to the market price of the Common Stock on the date of the grant. Each Initial Option vests in equal installments of 1/3 over a period of three years, commencing on the date of the grant and each Additional Option vests in its entirety on the first anniversary of the grant.

All options become exercisable upon the vesting thereof, and remain exercisable for the remaining term of the option, unless the director’s service as a non-employee director terminates prior to the expiration of the term. If the grantee’s service as a director terminates prior to the expiration of the option, the option will remain exercisable for a 90-day period following termination of service, except (i) if a non-employee director resigns due to disability, the option will remain exercisable for 180 days following termination, and (ii) if a non-employee director dies while serving as a director, or within 90 days following termination of service (180 days in the case of disability), the option will remain exercisable for 180 days following the person’s death. After such period, the option will terminate and cease to be exercisable. Under the 1999 Plan, Allen Bloom has received options to purchase 60,000 shares of Common Stock (all of which are currently exercisable), J. Thomas August has received options to purchase 51,000 shares of Common Stock (41,000 shares of which are currently exercisable), and Robert F. Hendrickson and Marvin L. Miller have each received options to purchase 21,000 shares of Common Stock (none of which are currently exercisable).

Under the 1994 Plan, each person who was an outside director at the time of the adoption of the 1994 Plan was granted, and each person who subsequently is elected as an outside director is granted, a ten-year option to purchase 30,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of the grant. The options vest in equal increments over the three-year period following the grant. If the recipient’s service as a director terminates, the option will expire three months after the date of such termination. Under the 1994 Plan, Allen Bloom has received a grant of options to purchase 30,000 shares (all of which are currently exercisable).

On December 5, 2001, the Board of Directors granted stock options to the entire Board of Directors as follows:

Jay Levy	300,000
Allen Bloom	150,000
J. Thomas August	120,000
Warren P. Levy	100,000
Ronald S. Levy	100,000

The exercise price of these options is $.47 per share, the closing stock price on December 5, 2001. These ten-year options vested 10% on December 5, 2001 and 30% on each of June 5, 2002, December 5, 2002 and June 5, 2003. For the stock options granted to Allen Bloom and J. Thomas August, upon termination of their status as director, their time to exercise after termination will be based upon tenure as follows:

Tenure as Director	Time period after Termination to Exercise
Up to 1 year	90 days
Greater than 1 and up to 3 years	180 days
Greater than 3 and up to 5 years	1 year
Greater than 5 years	2 years

For the stock options granted to Jay Levy, Warren P. Levy and Ronald S. Levy, in the event of termination, the option holder has three months to exercise their options.

AUDIT COMMITTEE REPORT FOR 2004

The following report of the Audit Committee of the Board shall not be deemed to be “soliciting material” or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing by the Company under either the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference. The following report shall not otherwise be deemed filed under such Acts.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process. Its responsibilities are to (1) annually select a firm of independent public accountants to act as auditors of the Company; (2) review the scope of the annual audit with the auditors in advance of the audit, (3) review the results of the audit and the adequacy of the Company’s accounting, financial and operating controls; (4) review the Company’s accounting and reporting principles, policies and practices; and (5) approve fees paid to the auditors for audit and non-audit services. The Committee selects the Company’s outside auditors, and once selected the outside auditors report directly to the Committee. The Committee is responsible for approving both audit and non-audit services to be provided by the outside auditors.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management, which included a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee met with the independent auditors, with and without management, to discuss the results of their examination and their judgments regarding the Company’s accounting policies. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission and selected Grant Thornton LLP as the independent auditors for fiscal year 2005. The Board is recommending that stockholders ratify that selection at the annual meeting.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Allen Bloom, Chairman

Robert F. Hendrickson

Marvin L. Miller

April 29, 2005

The Board of Directors has not yet adopted a written Audit Committee charter, but does assign responsibilities to the Audit Committee. All members of the Audit Committee are considered to be “independent” as that term is defined under the listing standards of the National Association of Securities Dealers and one member, Robert F. Hendrickson, is considered by the Board of Directors to be a “financial expert” as described in Rule 401(h) of Regulation S-K, promulgated under the Securities Act of 1933, as amended.

REPORT OF THE COMPENSATION COMMITTEE ON 2004 EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee was responsible for determining the 2004 compensation of the executive officers of the Company. This Report describes the policies and other considerations used by the Compensation Committee in establishing such compensation.

The members of the Compensation Committee are familiar with various forms and types of remuneration from reports of other public corporations and their own business experience.

The Compensation Committee determined that, because the Company was still in a research and preproduction phase in 2004, compensation for 2004 for executive officers could not be related primarily to the performance of the Company’s stock or to the annual profit performance of the Company. A primary consideration for the compensation of an executive officer of the Company is his leadership effort in the development of proprietary products and processes, and in planning for future growth and profitability. Of particular importance is the signing of revenue-generating licensing and distribution agreements as well as the achievement of milestones in these agreements. Other significant factors considered by the Compensation Committee in determining executive officers’ compensation were salaries paid by other public companies in the health-care related biotechnology field to comparable officers, the duties and responsibilities of the executive officers in the past and as projected, their past performance and commitment to the Company, and incentives for future performance, although no specific weighting was allocated to any of these considerations. The executive officers were also consulted with respect to their compensation and their plans for compensation for other personnel in order to coordinate all compensation policies of the Company. These factors were used to determine compensation for the executives under their employment agreements. See “Employment Agreements.”

The compensation for the Chief Executive Officer for 2004 was based on the same policies and considerations set forth above for executive officers generally.

SUBMITTED BY THE COMPENSATION COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Robert F. Hendrickson, Chairman

Allen Bloom

Marvin L. Miller

April 29, 2005

In February 2004, when 2004 executive compensation was approved, the members of the Compensation Committee were Jay Levy, Allen Bloom, J. Thomas August and Thomas Picone (resigned).

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and Directors. Based solely on a review of reports filed by the Company on these individuals’ behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements have been made on a timely basis during 2004.

Code of Ethics

The Company has adopted a Code of Ethics. It describes specific policies concerning the ethical conduct of the Company’s business and applies to all officers, directors and employees. The Company’s Code of Ethics is posted on its internet website which can be found at http://www.unigene.com.

Employment Agreements

The Company entered into an employment agreement, effective January 1, 2000, with Warren P. Levy for an initial term of two years. Dr. Levy serves as President and Chief Executive Officer of the Company at an annual salary of $160,000 for the initial year of the agreement. Salary increases beyond the first year are at the discretion of the Compensation Committee. Dr. Levy’s annual salary increased in February 2005 to $220,000.

The Company entered into an employment agreement, effective January 1, 2000, with Dr. Ronald S. Levy for an initial term of two years. Dr. Levy serves as Executive Vice President of the Company at an annual salary of $155,000 for the initial year of the agreement. Salary increases beyond the first year are at the discretion of the Compensation Committee. Dr. Levy’s annual salary increased in February 2005 to $210,000.

Each agreement provides that, after the initial two-year term, the agreement will be renewed on a year-to-year basis unless either party notifies the other of the desire not to renew the agreement no later than three months prior to the scheduled termination date. Each agreement also provides that, upon (a) termination of the employment of the executive by the Company without cause or (b) resignation of the executive for good reason (which is defined to mean a change of control of the Company or a material diminution of the executive’s responsibilities without his consent), the Company will make a lump-sum severance payment to the executive equal to (i) the salary that the executive would have earned for the remaining term of this agreement, if the remaining term (either the initial term or as extended) is more than one year or (ii) the executive’s then-current annual salary, if the remaining term of the agreement (either the initial term or as extended) is one year or less.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Executive compensation for 2004 was determined by the Compensation Committee of the Company consisting of Jay Levy, J. Thomas August, Thomas Picone (resigned), and Allen Bloom.

Three of the seven-member Board of Directors, Warren P. Levy, Ronald S. Levy and Jay Levy, are executive officers of the Company. Jay Levy is the father of Warren and Ronald Levy.

To satisfy our short-term liquidity needs, Jay Levy, our Chairman of the Board and an officer, Warren Levy and Ronald Levy, each a director and executive officer of Unigene, and another Levy family member, from time to time have made loans to us. We have not made principal and interest payments on certain loans when due. However, the Levys waived all default provisions including additional interest penalties due under these loans through December 31, 2000. Beginning January 1, 2001, interest on loans originated through March 4, 2001 increased an additional 5% per year and is calculated on both past due principal and interest. This additional interest was approximately $727,000, and total interest expense on all Levy loans was approximately $1,309,000 for 2004. As of December 31, 2004, total accrued interest on all Levy loans was approximately $5,850,000 and the outstanding loans by these individuals to us, classified as short-term debt, totaled $10,553,323. An aggregate of $720,000 in principal was repaid on the Levy loans during 2004. These loans are secured by security interests in our equipment, real property and/or certain of our patents.

Outstanding stockholder loans consist of the following at December 31, 2004 and 2003 (in thousands):

	2004	2003
Jay Levy term loans (1)	$1,870	$1,870
Jay Levy demand loans (2)	8,225	8,885
Warren Levy demand loans (3)	235	265
Ronald Levy demand loans (4)	223	253

	10,553	11,273
Accrued interest	5,850	4,542

Total loans and interest due to stockholders	$16,403	$15,815

(1)	Loans from Jay Levy in the aggregate principal amount of $1,870,000 evidenced by term notes that matured January 2002, and bearing interest at the fixed rate of 11% per year. These loans were originally at 6%. These loans are secured by a security interest in all of our equipment and a mortgage on our real property. The terms of the notes required us to make installment payments of principal and interest beginning in October 1999 and ending in January 2002 in an aggregate amount of $72,426 per month. No installment payments have been made to date. Accrued interest on these loans at December 31, 2004 was approximately $1,282,000.
(2)	Loans from Jay Levy in the aggregate principal amount of $2,525,000, which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (11% at December 31, 2004 and 10.5% at December 31, 2003) that are classified as short-term debt. These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. These loans are secured by a security interest in our equipment and real property. Accrued interest on these loans at December 31, 2004 was approximately $2,752,000.
(2)	Loans from Jay Levy in 2001 and 2002 in the aggregate principal amount of $5,700,000 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus .25%, (5.5% at December 31, 2004 and 5.5% at December 31, 2003) and are classified as short-term debt and which are secured by a security interest in certain of our patents. Accrued interest on these loans at December 31, 2004 was approximately $1,113,000. On February 15, 2005, Jay Levy transferred these $5,700,000 of demand notes to the Jaynjean Levy Family Limited Partnership in exchange for partnership units. Warren Levy and Ronald Levy are general partners of that partnership.
(3)	Loans from Warren Levy in the aggregate principal amount of $230,000 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (11% at December 31, 2004 and 10.5% at December 31, 2003) that are classified as short-term debt. These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. An additional loan in the amount of $5,000 bears interest at the Merrill Lynch Loan Rate plus .25% (5.5% at December 31, 2004 and 5.5% at December 31, 2003) and is classified as short-term debt. These loans are secured by a secondary security interest in our equipment and real property. Accrued interest on these loans at December 31, 2004 was approximately $355,000.

(4)	Loans from Ronald Levy in the aggregate principal amount of $218,323 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (11% at December 31, 2004 and 10.5% at December 31, 2003) that are classified as short-term debt. These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. An additional loan in the amount of $5,000 bears interest at the Merrill Lynch Margin Loan Rate plus .25% (5.5% at December 31, 2004 and 5.5% at December 31, 2003) and is classified as short-term debt. These loans are secured by a secondary security interest in our equipment and real property. Accrued interest on these loans at December 31, 2004 was approximately $348,000.

No member of the Compensation Committee had a relationship that requires disclosure under Item 402(j)(3) of Regulation S-K.

Related Party Transactions

One of our directors, Allen Bloom, has retired from, and is of counsel in, a law firm that we have engaged for legal services. In 2004, we incurred an aggregate of $334,000 in legal fees with this firm. In addition, one of our directors, J. Thomas August, serves as our Research Director, receiving $73,500 in annual compensation.

Disclosures of Related Party Transactions as required by Item 404 of Regulation S-K are discussed in the prior section “Compensation Committee Interlocks and Insider Participation.”

EXECUTIVE COMPENSATION

The following table sets forth, for the years 2004, 2003 and 2002, compensation paid to the Chief Executive Officer of the Company and to each other executive officer, including up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last completed fiscal year, whose compensation in 2004 exceeded $100,000, for services rendered by such executive officers in all capacities in which they served:

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Award	Securities Underlying Options/SARs	LTIP Payouts	All Other Compensation(1)
Warren P. Levy, President, Chief Executive Officer and Director	2004 2003 2002	$194,689 179,453 161,446	$2,450 1,600 1,600	$-0- -0- -0-		$-0- -0- -0-	-0- -0- -0-	$-0- -0- -0-	$14,004 13,989 13,932

Ronald S. Levy, Executive Vice President and Director	2004 2003 2002	190,438 175,103 156,716	2,375 1,550 1,550	-0- -0- -0-		-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	17,004 16,914 16,872

James P. Gilligan,	2004	174,741	2,250	7,385	(2)	-0-	-0-	-0-	-0-
Vice President	2003	158,713	1,450	8,365	(2)	-0-	90,000	-0-	-0-
	2002	153,179	1,450	4,183	(2)	-0-	-0-	-0-	-0-

Nozer M. Mehta,	2004	166,916	2,125	5,862	(3)	-0-	-0-	-0-	-0-
Vice President	2003	155,118	1,450	23,586	(4)	-0-	75,000	-0-	-0-
	2002	144,289	1,450	26,543	(5)	-0-	-0-	-0-	-0-

Paul P. Shields,	2004	142,923	1,850	11,740	(6)	-0-	-0-	-0-	-0-
Vice President	2003	137,755	1,300	5,625	(7)	-0-	75,000	-0-	-0-
	2002	129,691	1,300	19,876	(8)	-0-	-0-	-0-	-0-

(1)	Represents premium paid by the Company on executive split-dollar life insurance.
(2)	Represents reimbursement for unused vacation days.
(3)	Represents reimbursement for unused vacation days in the amount of $3,462 and retroactive pay adjustment in the amount of $2,400.
(4)	Represents reimbursement for unused vacation days in the amount of $10,695 and retroactive pay adjustment in the amount of $12,891.
(5)	Represents reimbursement for unused vacation days in the amount of $8,297 and retroactive pay adjustment in the amount of $18,246.
(6)	Represents reimbursement for unused vacation days in the amount of $4,169 and retroactive pay adjustment in the amount of $7,571.
(7)	Represents reimbursement for unused vacation days in the amount of $4,566 and retroactive pay adjustment in the amount of $1,059.
(8)	Represents reimbursement for unused vacation days in the amount of $3,728 and retroactive pay adjustment in the amount of $16,148.

For information regarding directors’ compensation, please see the above section entitled “Board of Directors and Committees.”

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

The following table sets forth information as to the exercises of options during the year ended December 31, 2004, and the number and value of unexercised options held as of December 31, 2004, by each of the executive officers named in the Summary Compensation Table:

	Exercises During The Fiscal Year		Number of Shares Underlying Unexercised Options		Value of Unexercised In-the-Money Options (1)
	Number of Shares Acquired	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Warren P. Levy, CEO	0	$0	100,000	0	$178,000	$0
Ronald S. Levy	0	0	100,000	0	178,000	0
James P. Gilligan	40,000	70,131	500,000	60,000	488,675	116,700
Nozer M. Mehta	70,000	68,687	260,000	50,000	277,875	97,250
Paul P. Shields	0	0	267,750	50,000	328,955	97,250

(1)	Based upon a closing price of $2.25 on December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

The table below summarizes the status of our equity compensation plans at December 31, 2004:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,939,815	$1.03	1,152,975
Equity compensation plans not approved by security holders	1,243,002	$1.04	—

Total	5,182,817	$1.03	1,152,975

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock to the cumulative total return of the NASDAQ Market Index, the RDG Microcap Biotechnology Index and of a peer group index determined by Standard Industrial Classification (SIC) code.

[GRAPHIC – GRAPH PLOTTED TO POINTS IN CHART BELOW]

COMPARISON OF CUMULATIVE TOTAL RETURN

OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

FISCAL YEAR ENDING

COMPANY/INDEX/MARKET	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
Unigene Laboratories, Inc.	100.00	268.60	114.04	68.42	112.28	394.74
Commercial Physical Research	100.00	145.69	101.86	42.32	63.73	70.60
NASDAQ Market Index	100.00	59.19	44.90	25.97	37.93	40.26
RDG Microcap Biotechnology Index	100.00	134.19	84.16	42.50	72.93	44.39

Assumes $100 Invested on January 1, 1999

Assumes Dividends Reinvested

Fiscal Years Ending December 31.

The industry index chosen was the RDG Microcap Biotechnology Index, replacing a peer group index:

SIC Code 8731 - Commercial Physical & Biological Research. The Company believes that the Microcap Biotechnology Index is more representative of its peers.

The Broad Market index chosen was:

NASDAQ Market Index

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP, independent public accountants, to serve as the Company’s independent auditors for the fiscal year commencing January 1, 2005. Although not required by the Company’s Certificate of Incorporation or By-Laws, the Board of Directors believes that it is in the best interests of the stockholders to ratify the appointment of Grant Thornton. If stockholders vote against the ratification of Grant Thornton, the Company will consider other alternatives. Grant Thornton served as the independent auditors for the Company for the year ended December 31, 2004. A representative of the firm will be present at the meeting to respond to appropriate questions and will have the opportunity to make a statement, if such representative desires to do so.

Audit Fees. During the fiscal years ended December 31, 2004 and December 31, 2003, the fees billed by the principal accountant for the audit of the Company’s financial statements for such fiscal years and for the reviews of the Company’s interim financial statements were approximately $126,000 and $113,000, respectively.

Tax Fees. During the fiscal years ended December 31, 2004 and December 31, 2003, Grant Thornton provided tax services in the amounts of $13,000 and $0, respectively. The 2004 tax services were related to determining the tax impact in connection with the potential restructuring of Unigene’s debt to corporate officers.

All Other Fees. During the fiscal years ended December 31, 2004 and December 31, 2003, Grant Thornton did not provide any professional services other than audit and tax services for the Company.

Before Grant Thornton is engaged by the Company to render audit or non-audit services, the engagement is approved by the Company’s Audit Committee. The Audit Committee approved 100% of the tax fees incurred in 2004.

Ratification of the appointment of Grant Thornton requires the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

The Board of Directors recommends a vote FOR the ratification of Grant Thornton.

OTHER MATTERS

The Board of Directors of the Company does not know of any other matters that are likely to be brought before the meeting. However, in the event that any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote all proxies received in accordance with their judgment on such matters.

PROPOSALS BY STOCKHOLDERS

Stockholder proposals intended to be presented at the 2006 Annual Meeting must be received by the Company on or before December 30, 2005 in order to be considered for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting, and must also meet the other requirements set forth in the rules of the Securities and Exchange Commission relating to such stockholder proposals. If the proposal is received by the Company less than 45 days prior to the anniversary of the mailing date of this proxy statement, the persons named as proxies in the Company’s proxy material for the 2006 Annual Meeting will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the proxy statement of such matter or of how the proxyholders intend to exercise their discretionary voting authority.

SOLICITATION OF PROXIES

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed form of proxy will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone and telefax.

By Order of the Board of Directors

RONALD S. LEVY
Secretary

Fairfield, New Jersey

April 29, 2005

REVOCABLE PROXY

UNIGENE LABORATORIES, INC.

PLEASE MARK VOTES

AS IN THIS EXAMPLE

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING

JUNE 16, 2005

The undersigned stockholder of Unigene Laboratories, Inc. hereby appoints Warren P. Levy, Ronald S. Levy and Jay Levy, and each of them, as the undersigned’s proxies (with the power of substitution), to vote all the shares of Common Stock of Unigene Laboratories, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Unigene Laboratories, Inc. to be held on June 16, 2005 at 11:00 A.M., Eastern Daylight time, and any adjournments thereof, on the following matters:

For

With-hold

For All Except

1. Election of directors

Jay Levy, Ronald S. Levy,

Warren P. Levy, Allen Bloom,

J.Thomas August, Robert F. Hendrickson and Marvin L. Miller

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For all Except” and write that nominee’s name in the space provided below.

2. Ratification of the appointment of Grant Thornton LLP as independent auditors of the Company.

For

Against

Abstain

3. In their discretion in the transaction of any other business that may properly come before such meeting.

The undersigned hereby revokes any proxy heretofore given.

Please sign exactly as your name appears on this card. If stock is registered in the names of two or more joint owners or trustees, each joint owner or trustee should sign this proxy. When signing as an executor, administrator, trustee, guardian, agent or attorney, please give your full title as such.

Please be sure to sign and date

this Proxy in the box below

Date

Stockholder sign above

Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided

UNIGENE LABORATORIES, INC.

This proxy will be voted in accordance with instructions specified above, but in the absence of any instructions will be voted “FOR”

Items 1 and 2. If any other business is presented at the meeting, the proxies are authorized to vote thereon in their discretion.

The Board of Directors recommends a vote FOR items 1 and 2 noted above.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS

PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.